UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 31, 2009
ENCORE ACQUISITION COMPANY
(Exact name of registrant as specified in its charter)

Delaware	001-16295	75-2759650

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

777 Main Street, Suite 1400, Fort Worth, Texas	76102

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (817) 877-9955
Not applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     Merger Agreement
     On October 31, 2009, Encore Acquisition Company, a Delaware corporation (“Encore”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Denbury Resources Inc., a Delaware corporation (“Denbury”), pursuant to which Encore will merge with and into Denbury, with Denbury as the surviving entity (the “Merger”). The Merger Agreement, which was unanimously approved by the Boards of Directors of both Encore and Denbury, provides for Denbury’s acquisition of all of the issued and outstanding shares of Encore’s common stock, par value $.01 per share, in a transaction valued at approximately $4.5 billion, including the assumption of debt and the value of the minority interest in Encore Energy Partners LP.
     Under the Merger Agreement, Encore stockholders will receive consideration valued at $50.00 per share for each share of Encore common stock, comprised of $15.00 in cash and $35.00 in Denbury common stock subject to both an election feature and a collar mechanism on the stock portion of the consideration. In calculating the exchange ratio range for the collar mechanism, the Denbury common stock was initially valued at $15.10 per share. The collar mechanism is limited to a 12% upward or downward movement in the Denbury share price from the initial value. The final number of Denbury shares to be issued will be adjusted based on the volume weighted average price of Denbury common stock for a 20 day trading period ending on the second day prior to closing. Based on this mechanism, if the 20 day average is between $13.29 and $16.91, the Encore stockholders will receive between 2.0698 and 2.6336 shares of Denbury common stock for each of their shares of Encore common stock, but not higher or lower than these share amounts if Denbury common stock trades outside this range. Encore stockholders will also have an option to receive all stock or all cash, subject to a proration feature such that the overall mix of consideration is 70% Denbury common stock and 30% cash in the aggregate. Subject to proration, Encore stockholders electing to receive all cash will receive $50 per share, and Encore stockholders electing to receive only Denbury common stock will receive, for each Encore share, between 2.9568 and 3.7622 shares of Denbury common stock.
     In addition, upon completion of the Merger, all Encore stock options will convert into the right for each holder to receive a cash amount equal to the product of (i) the number of shares of Encore common stock previously subject to such option and (ii) the excess of $50.00 per share (or with respect to certain pre-2005 options, the highest price per share paid within 60 days prior to the Merger) over the exercise price per share previously subject to such option. All Encore restricted stock will vest and each holder will have the opportunity to make the same elections as other holders of Encore common stock as described above, except for shares of Encore restricted stock granted as a 2009 bonus pursuant to the Encore annual incentive program, which will be converted into restricted shares of Denbury common stock.
     The Merger Agreement includes customary representations, warranties and covenants of Encore and Denbury. Encore and Denbury have also agreed, subject to certain exceptions, to operate their respective businesses in the ordinary course and in a manner consistent with past practices until the Merger is consummated. Encore has agreed not to solicit or initiate discussions with third parties regarding other proposals to acquire Encore and to certain restrictions on its ability to respond to any such unsolicited proposal.
     Completion of the Merger is conditioned upon: (1) approval by the stockholders of Encore and the stockholders of Denbury; (2) the termination or expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976; (3) the absence of legal impediments prohibiting the Merger; (4) the approval of the listing of the Denbury common stock to be issued in the Merger on the New York Stock Exchange; (5) the effectiveness of a registration statement on Form S-4 relating to the Denbury common stock to be issued in the Merger; (6) the receipt of tax opinions stating, among other things, that the Merger will constitute a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended; and (7) other closing conditions. In addition, Denbury’s obligation to close is conditioned on its having received the financing contemplated in the Merger Agreement.
     In connection with the Merger Agreement, Denbury received a commitment letter from J.P. Morgan Securities Inc. and JPMorgan Chase Bank, N.A., which is subject to various conditions, for a proposed new $1.6 billion senior secured revolving credit facility with a term of four years and a $1.25 billion bridge facility that will be available to the extent Denbury does not secure alternate financing prior to the end of the bridge takedown period. The bridge facility, if drawn, will initially mature on the first anniversary of the closing of the Merger, at which time the maturity of any outstanding loans thereunder will be automatically extended to the seventh anniversary of the closing of the Merger, except to the extent they have been previously exchanged by the lender for exchange notes due on such seventh anniversary. The new debt financing will be used to pay the cash consideration, potentially retire and replace $825 million of Encore’s outstanding subordinated notes, all of which have a change of control put option at 101%, replace Encore’s existing bank facility which has approximately $180 million currently drawn and outstanding, and for other fees and expenses.
     In connection with the Merger, Encore Energy Partners Operating LLC, a subsidiary of Encore Energy Partners LP, will seek to obtain a waiver and amendment under its existing senior secured revolving credit facility to permit the Merger. In the event Encore Energy Partners Operating LLC is unable to obtain any necessary waiver or amendment, Denbury has also received a commitment from J.P. Morgan Securities Inc. and JPMorgan Chase Bank, N.A. ,which is subject to various conditions, for a proposed new $375 million senior secured revolving credit facility maturing on March 7, 2012 to replace the existing senior secured revolving credit facility of Encore Energy Partners Operating LLC.

     The Merger Agreement contains certain termination rights for both Encore and Denbury, including, among others, if the Merger is not completed by May 31, 2010. In the event of a termination of the Merger Agreement under certain circumstances, Encore may be required to pay Denbury a termination fee of either $60 million or $120 million, or Denbury may be required to pay Encore a termination fee of either $60 million, $120 million or $300 million, in each case depending on the circumstances of the termination. In addition, Encore is obligated to reimburse Denbury for up to $10 million of its expenses related to the Merger if specified termination events occur.
     A copy of the Merger Agreement is filed as Exhibit 2.1 to this report and is incorporated herein by reference. The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement.
     The Merger Agreement has been included to provide security holders with information regarding its terms. It is not intended to provide factual information about Encore or Denbury and should not be relied on by any other person or entity for any purposes. The Merger Agreement contains representations and warranties of Encore and Denbury made to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the contract between Encore and Denbury and may be subject to important qualifications and limitations agreed to by Encore and Denbury in connection with the negotiated terms, which qualifications and limitations are not necessarily reflected in the Merger Agreement. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may be subject to a contractual standard of materiality different from those generally applicable to stockholders or may have been used for purposes of allocating risk among Encore and Denbury rather than establishing matters as fact.
     Notice to Investors
     In connection with the Merger, Encore and Denbury will file a joint proxy statement/prospectus and other documents with the Securities and Exchange Commission (the “SEC”). Investors and security holders are urged to carefully read the definitive joint proxy statement/prospectus when it becomes available because it will contain important information regarding Encore, Denbury and the Merger.
     A definitive joint proxy statement/prospectus will be sent to stockholders of Encore and Denbury seeking their approval of the Merger. Investors and security holders may obtain a free copy of the definitive joint proxy statement/prospectus (when available) and other documents filed by Encore and Denbury with the SEC at the SEC’s website at www.sec.gov. The definitive joint proxy statement/prospectus (when available) and such other documents relating to Encore may also be obtained free-of-charge by directing a request to Encore, Attn: Investor Relations, 777 Main Street, Suite 1400, Fort Worth, Texas 76102, or from Encore’s website, www.encoreacq.com. The definitive joint proxy statement/prospectus (when available) and such other documents relating to Denbury may also be obtained free-of-charge by directing a request to Denbury, Attn: Investor Relations, 5100 Tennyson Parkway, Suite 1200, Plano, Texas 75024, or from Denbury’s website, www.denbury.com.
     Participants in Solicitation
     Encore, Denbury and their respective directors and executive officers may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies in connection with the proposed Merger. Information concerning the interests of the persons who may be “participants” in the solicitation will be set forth in the joint proxy statement/prospectus when it becomes available.
     Forward-Looking Statements
     This report contains “forward-looking statements” that involve significant risks and uncertainties. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including: statements regarding the anticipated timing of filings and approvals relating to the Merger; statements regarding the expected timing of the completion of the Merger; statements regarding the ability to complete the Merger considering the various closing conditions; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. Investors and security holders are cautioned not to place undue reliance on these forward-looking statements. Actual results could differ materially from those currently anticipated due to a number of risks and uncertainties. Risks and uncertainties that could cause results to differ from expectations include, among others: the possibility that one or more closing conditions for the Merger may not be satisfied or waived, including the failure to obtain the requisite approval of either Denbury’s or Encore’s stockholders, the failure of Denbury to obtain the requisite financing to fund the cash portion of the merger consideration or the possibility that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the Merger; the effects of disruption from the Merger making it more difficult to maintain relationships with employees, business partners or governmental entities; other business effects, including the effects of industry, economic or political conditions outside of the control of Denbury or Encore; and other risks and uncertainties discussed in documents filed with the SEC by Encore and Denbury.
Item 3.03 Material Modification to Rights of Security Holders
     In connection with the Merger Agreement, Encore and Mellon Investor Services LLC (the “Rights Agent”), entered into an Amendment to Rights Agreement, dated as of October 31, 2009 (the “Amendment”), to the Rights Agreement dated as of October 28, 2008 (the “Rights Agreement”), between Encore and the Rights Agent, in connection with the execution of the Merger Agreement. Capitalized terms used in this Item 3.03 and not otherwise defined in this Item 3.03 have the meaning ascribed to them in the Rights Agreement.
     The Amendment provides that none of (i) the announcement of the Merger, (ii) the execution and delivery of the Merger Agreement, (iii) the conversion of shares of Encore common stock into the right to receive the Merger Consideration (as defined in the Merger Agreement) or (iv) the consummation of the Merger or any other transaction contemplated by the Merger Agreement will cause (1) Denbury, or any of its Subsidiaries, Affiliates or Associates to become an Acquiring Person, or (2) the occurrence of a Flip-In Event, a Flip-Over Event, a Distribution Date or a Stock Acquisition Date under the Rights Agreement.
     A copy of the Amendment is filed as Exhibit 4.1 and is incorporated herein by reference. The foregoing description of the Amendment is qualified in its entirety by reference to the full text of the Amendment.
Item 9.01 Financial Statements and Exhibits
     (d) Exhibits

2.1	Agreement and Plan of Merger dated as of October 31, 2009 by and between Encore Acquisition Company and Denbury Resources Inc.

4.1	Amendment to Rights Agreement dated as of October 31, 2009, between Encore Acquisition Company and Mellon Investor Services LLC.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENCORE ACQUISITION COMPANY
Date: November 3, 2009	By:	/s/ Andrea Hunter
Andrea Hunter
Vice President, Controller and Principal Accounting Officer